Exhibit 10.2

EXECUTION COPY

SERVICING AGREEMENT

among

MEDALLION FUNDING CORP.,

as Servicer,

TAXI MEDALLION LOAN TRUST III,

as Borrower,

and

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,

FRANKFURT AM MAIN,

as Agent

Dated as of December 12, 2008

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LIST OF EXHIBITS

Exhibits

Exhibit 4.02(a)	Form of Settlement Date Report
Exhibit 4.02(b)	Form of Eligibility Violation Notice
Exhibit 6.07(c)	Form of Compliance Certificate

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THIS SERVICING AGREEMENT, dated as of December 12, 2008 is entered into by and among TAXI MEDALLION LOAN TRUST III, having an address at 437 Madison Avenue, New York, New York 10022 (the “Borrower”), MEDALLION FUNDING CORP., having an address at 437 Madison Avenue, New York, New York 10022 (in such capacity, the “Servicer”), and DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, having an address at 609 5th Avenue, New York, New York 10017-1021 (the “Agent”).

PRELIMINARY STATEMENTS

A. The Borrower is the owner of certain Medallion Loans.

B. The Borrower may from time to time request Autobahn Funding Company LLC (the “Lender”) to make Advances, the proceeds of which will be used to purchase Medallion Loans. The Lender has agreed to make such Advances on the terms and conditions set forth in the Loan and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrower, the Lender and the Agent as contractual representative of the Lender and other Secured Parties.

C. The Borrower and the Agent on behalf of the Secured Parties desire to have the Servicer service and administer the Medallion Loans, and the Servicer desires to service and administer the Medallion Loans.

D. The Custodian has agreed to hold certain original documents relating to each Medallion Loan pursuant to the Custodial Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the meanings provided to such terms in the Loan Agreement. As used in this Agreement and its schedules and exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accepted Servicing Practices” has the meaning provided to such term in Section 3.01.

“Agent” has the meaning provided to such term in the Preamble.

“Agreement” means this Servicing Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Backup Servicer Report Date” has the meaning provided to such term in Section 4.03(a).

“Borrower” has the meaning provided to such term in the Preamble.

“Credit and Collection Policy” has the meaning specified in the Loan Agreement; provided that in the event the Servicer is a Person other than Medallion Funding or an Affiliate thereof, then the term “Credit and Collection Policy” shall refer to the customary collection policies and procedures used by the Servicer for the servicing of loans similar to the Medallion Loans.

“Custodial Fee” has the meaning provided to such term in the Custodial Agreement.

“Damages” has the meaning provided to such term in Section 7.01(b) hereof.

“Eligibility Violation Notice” means a written notice from the Borrower to the Agent in the form of Exhibit 4.02(b).

“Excluded Subsidiaries” means (i) Generation Outdoors Inc., (ii) Sports Properties Acquisition Corp., (iii) National Security Solutions Inc., (iv) Medallion Hamptons Holdings LLC, (v) MedOreo Co., Inc., (vi) CDI LP, (vii) Medallion Consulting, Inc. and (viii) any wholly-owned (direct or indirect) subsidiary of Parent formed for the purpose of holding taxi medallions that have been foreclosed upon, the assets of which consist of taxi medallions and other than non-material assets used in the business of owning taxi medallions.

“Indemnified Party” has the meaning provided to such term in Section 7.01(b).

“Intangible Assets” means all licenses, franchises, patents, patent applications, trademarks, program rights, good will, and research and development expense and other like intangible assets shown on the consolidated balance sheet of the Servicer and its Subsidiaries.

“IRS” shall mean the Internal Revenue Service.

“Loan Agreement” has the meaning provided to such term in the Preliminary Statements.

“Medallion Funding” shall mean Medallion Funding Corp., and its successors and permitted assigns.

“Medallion Loan Default” has the meaning provided to such term in Section 3.03.

“Medallion Loan Records” has the meaning provided to such term in Section 8.02.

“Monthly Report Date” means the 10th Business Day of each calendar month.

“Other Trust Servicing Agreement” means any of (i) the Taxi I Servicing Agreement, (ii) the Taxi II Servicing Agreement or (iii) any servicing agreement entered into by Medallion Funding or a Related Party pursuant to which such Person acts as servicer with respect to medallion loans that have been financed by a third-party lender and the amount payable under such financing is greater than or equal to $10,000,000; provided, however, that solely for purposes of Section 6.03 and making the determination as to whether a Medallion Loan constitutes an “Eligible Medallion Loan”, references to any Related Party will be deemed to apply to any MF/Borrower Related Party.

“Product Information” has the meaning provided to such term in Section 9.11.

“Reconciliation” has the meaning provided in Section 4.01(b).

“Report” means each (a) Settlement Date Report, and (b) each other report requested by the Agent pursuant to Section 6.12.

“Report Date” means (a) each Monthly Report Date, and (b) if an Event of Default or Termination Event has occurred and is continuing, any other requested by the designated by the Agent.

“Servicer” has the meaning provided to such term in the Preamble.

“Servicer Default” means the occurrence of any of the following events:

(a) The failure of the Servicer to deliver any payments, collections or proceeds which it is obligated to deliver under the terms hereof or of any other Loan Documents, at the times it is obligated to make such deliveries under the terms of any Loan Documents to which it is a party; or

(b) the Servicer shall fail to perform or observe any other term, covenant or agreement hereunder or under any other Loan Document (other than as referred to above) and such failure shall remain unremedied for 10 calendar days after the earlier to occur of (x) the date on which a Responsible Officer of the Servicer knows of such failure and (y) the date on which the Agent notifies the Servicer of such failure; or

(c) the occurrence of an Event of Default; or

(d) any representation, warranty, certification or statement made by the Servicer pursuant to or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made and, if capable of being remedied, such breach shall remain unremedied for 10 calendar days after the earlier to occur of (x) the date on which a Responsible Officer of the Servicer knows of such breach and (y) the date on which the Agent notifies the Servicer of such breach; or

(e) (i) if Medallion Funding or an Affiliate thereof is the Servicer, the occurrence of any Bankruptcy Event in respect of the Servicer, any MF/Borrower Related Party or any other Subsidiary of the Parent (other than the Excluded Subsidiaries) or (ii) if Medallion Funding or an Affiliate thereof is not the Servicer, in respect of the Servicer or any Affiliate; or

(f) the Servicer shall assign, transfer or delegate any of its duties or obligations hereunder or under any other Loan Documents to a Person that is not a Servicer except as permitted by Section 3.08 or 3.09; or

(g) the Servicer shall have suffered any material adverse change, as determined by the Agent in its sole discretion, exercised in good faith, to its business, operations, financial condition, properties or prospects that could reasonably be expected to have a material adverse effect on the ability of the Servicer to perform its obligations under this Servicing Agreement or any other Loan Document to which it is a party; or

(h) if Medallion Funding or an Affiliate thereof is the Servicer, the Servicer’s activities are terminated in whole or in part for any reason by (i) any Taxi Commission (other than the New York City Taxi Commission) or any Governmental Authority and such termination has a Transaction Material Adverse Effect or (ii) the New York City Taxi Commission; or

(i) if Medallion Funding or an Affiliate thereof is the Servicer, a Servicer Financial Covenant Default occurs; or

(j) if Medallion Funding or an Affiliate thereof is the Servicer, the Servicer shall fail to pay any Indebtedness in excess of $2,000,000 when due; or the Servicer shall default in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness in excess of $2,000,000 of the Servicer shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

(k) if Medallion Funding or an Affiliate thereof is the Servicer, (i) a final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate shall be rendered against the Servicer, any Core Related Party or any Subsidiary of the Parent (other than an Excluded Subsidiary) by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within five Business Days from the date of entry thereof, and the Servicer or any such Core Related Party or Subsidiary shall not, within said period of five Business Days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal or (ii) the Servicer shall fail to pay any final judgment for the payment of money when payment of such money is payable in accordance with such final judgment; or

(l) if Medallion Funding is the Servicer, (i) a Change of Control shall occur; or (ii) the Parent Guaranty shall otherwise cease to be in full force and effect for any reason without the prior written consent of the Agent; or

(m) any “Servicer Default” (or other similar term) as such term is defined in any Other Trust Servicing Agreement occurs; or

(n) Medallion Funding shall cease to be the “Servicer” under any Other Trust Servicing Agreement for any reason prior to the payment in full of all indebtedness held by the third party lender financing the related loans.

“Servicer Financial Covenant Default” means the occurrence of either of the following:

(a) the Servicer Tangible Net Worth shall at any time be less than the sum of (i) $58,000,000 plus (ii) 75% of the proceeds received in connection with the issuance of any equity by, or capital contributions to, the Servicer or any of its Subsidiaries (net of the reasonable costs and expenses incurred by the Servicer and its Subsidiaries in connection with such issuance); or

(b) the Servicer Net Income for any fiscal year shall be equal to or less than zero.

“Servicer Net Income” means, with reference to any period, the net income (or loss) of the Servicer and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Servicer Tangible Net Worth” means, at any date, (i) the amount which would be set forth opposite the caption “shareholder’s equity” (or any like caption, in each case inclusive of preferred stock) on a consolidated balance sheet of the Servicer and its Subsidiaries at such date minus (ii) the aggregate amount reflected on such balance sheet of any Intangible Assets of the Servicer at such date, in each case of clauses (i) and (ii) determined without giving effect to any mark-to-market valuation adjustments and adjustments required by FAS 133 but otherwise in conformity with GAAP.

“Servicer Representative” has the meaning provided to it in Section 9.10.

“Servicing Fee” has the meaning provided to such term in Section 3.05(a).

“Servicing Fee Rate” shall mean the rate of 40 basis points (0.40%) per annum; provided that if Medallion Funding or any of its Affiliates is not the Servicer, and the Agent and the then current Servicer agree in writing to use a different Servicing Fee Rate, the “Servicing Fee Rate” shall be such other rate per annum (not to exceed a rate which the Agent determines in good faith to be a market rate) so agreed upon by the Servicer and the Agent from time to time.

“Settlement Date Report” has the meaning provided to such term in Section 4.02.

“Shared Services Agreement” means that certain Shared Services Agreement, dated as of the date hereof, between Medallion Funding and the Borrower, together with all instruments, documents and agreements executed in connection therewith, as such Shared Services Agreement may be amended, supplemented or otherwise modified from time to time.

“Taxi I Servicing Agreement” means the Servicing Agreement dated as of September 13, 2002 (the “Taxi I Servicing Agreement”) among Medallion Funding, Taxi Medallion Loan Trust I and Merrill Lynch Bank USA, as the Taxi I Servicing Agreement is in effect as of September 13, 2002 and without giving effect to any amendments, supplements or modifications thereto other than such amendments, supplements or modifications as the Agent approves in writing.

“Taxi II Servicing Agreement” means the Servicing Agreement dated as of December 19, 2006 (the “Taxi II Servicing Agreement”) among Medallion Funding, Taxi Medallion Loan Trust II and Citicorp North America, Inc., as the Taxi II Servicing Agreement is in effect as of December 19, 2006 and without giving effect to any amendments, supplements or modifications thereto other than such amendments, supplements or modifications as the Agent approves in writing

“Transition Expenses” means all reasonable costs (including reasonable attorneys’ fees and expenses) incurred by the successor Servicer in connection with transferring servicing obligations under this Agreement (including such cost incurred in connection with the transfer of servicing files and records pursuant to Article VIII) and amending this Agreement to reflect such transfer.

“Transaction” has the meaning provided to it in Section 9.11.

Section 1.02 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the Uniform Commercial Code in the State of New York, as in effect on the date hereof and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” means articles and sections of, and schedules and exhibits to, this Agreement. Headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof. Any reference to any law, rule or regulation shall be deemed to be a reference to such law, rule or regulation as the same may be amended or re-enacted from time to time. Any reference to any Person shall include its successors and permitted assigns. The terms “include” or “including” mean “include without limitation” or “including without limitation.”

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II

APPOINTMENT OF SERVICER

Section 2.01 Appointment of Servicer. (a) The managing, servicing, administering and making collections on the Medallion Loans shall be conducted by the Person so designated from time to time as Servicer in accordance with this Agreement. Medallion Funding is hereby designated as, and hereby agrees to perform, the duties and obligations of the Servicer pursuant to the terms hereof and the other Loan Documents and shall continue to manage, service, administer and collect on the Medallion Loans pursuant to this Agreement, unless and until expressly agreed otherwise by the Borrower and the Agent.

(b) Medallion Funding acknowledges that the other parties hereto have relied on Medallion Funding’s agreement to act as Servicer hereunder in making their decision to execute and deliver this Agreement, the Loan Agreement and the other Loan Documents. Accordingly, Medallion Funding agrees that it will not resign as Servicer except as permitted pursuant to Section 7.02.

(c) Medallion Funding, in the case of clause (i) below, and Borrower, in the case of clause (ii) below, hereby agree that upon the designation of a successor Servicer hereunder of the Servicer’s duties and responsibilities in accordance with Section 8.01, (i) Medallion Funding will terminate its activities as Servicer hereunder in accordance with Section 8.02 and, in any case, in a manner which the Agent reasonably determines will facilitate the transition of the performance of such activities to such successor Servicer and Medallion Funding shall cooperate with and assist such successor Servicer and (ii) such successor Servicer shall, without any further action by the Borrower or such successor Servicer, be appointed as the Borrower’s agent and attorney-in-fact for the purpose of exercising such power and authority as is or may from time to time be designated to the Servicer hereunder or under any other Loan Document.

ARTICLE III

ADMINISTRATION AND SERVICING OF MEDALLION LOANS

Section 3.01 Duties of Servicer. The Servicer, for the benefit of the Borrower and the Agent, shall manage, service, administer and make collections on the Medallion Loans and enforce the Borrower’s rights with respect to the collateral thereunder and any guarantees thereof in accordance with all applicable federal, state and local laws and regulations and with the degree of skill, care and diligence of lenders in the industry for the servicing of comparable assets, but in no event, with less skill, care and diligence than the Servicer or any of its Affiliates exercises with respect to all comparable assets that it services for itself or others (such standards, the “Accepted Servicing Practices”). The Servicer’s duties shall include collection and posting of all payments, responding to inquiries of Obligors on Medallion Loans, investigating delinquencies, sending invoices to Obligors, as appropriate, reporting tax information, if any, to Obligors, preparing and delivering Medallion Loan Files to the Custodian, accounting for Collections and furnishing statements and reports to the Agent in accordance with this Agreement and the other Loan Documents. Except to the extent otherwise required pursuant to this Agreement, the Servicer shall follow the Accepted Servicing Practices in performing its duties as Servicer. To the extent consistent with the Accepted Servicing Practices and the following sentence, the Servicer shall have full power and authority, acting alone, to do any and all things in connection with management, servicing, administration and collection that it may deem necessary or desirable, including, without limitation, executing and delivering on behalf of itself and the Borrower, any and all instruments of satisfaction or cancellation, or partial or full release or discharge, and all other comparable instruments, with respect to such Medallion Loans or any Medallion securing such Medallion Loans. The Servicer is authorized to release Liens on Medallions granted pursuant to the Medallion Loan, (i) if the debt secured thereby has been fully paid and the proceeds of the repayment of such debt are deposited in the Collection Account in accordance with Section 4.01 hereof, and/or (ii) to liquidate such Medallions in accordance with its customary standards, policies and procedures, Accepted Servicing Practices and the Credit and Collection Policy. If the Servicer shall commence a legal proceeding to enforce a Medallion Loan, the Borrower shall thereupon be deemed to have automatically assigned, solely for the purpose of collection, such Medallion Loan to the Servicer. If in any enforcement suit or legal proceeding it shall be held that the Servicer may not enforce a Medallion Loan on the ground that it shall not be a real party in interest or a holder entitled to enforce such Medallion Loan, the Borrower shall, at the Servicer’s expense (if the Servicer is Medallion Funding or an Affiliate of Medallion Funding) and direction, take steps to enforce such Medallion Loan, including bringing suit in the name of the Borrower. The Borrower shall, upon the written request of the Servicer, furnish the Servicer with any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. Notwithstanding anything to the contrary contained herein, from and after the occurrence and during the continuance of a Termination Event, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Medallion Loan or Medallion or to foreclose upon or repossess any Medallion Collateral.

Section 3.02 Collection and Allocation of Medallion Loan Payments Modifications of Medallion Loans. (a) Consistent with the standards, policies and procedures required by this Agreement, the Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Medallion Loans as and when the same shall become due, and shall follow such collection procedures as it follows with respect to comparable medallion loans that it or any of its Affiliates services for itself or others and otherwise act with respect to the Medallion Loans, in such manner as will, in the reasonable judgment of the Servicer, maximize the amount to be received by the Agent for the benefit of the Secured Parties with respect thereto. The Servicer is authorized in its discretion to waive any prepayment charge, late payment charge or any other similar fees that may be collected in the ordinary course of servicing any Medallion Loan. The Servicer shall allocate Collections relating to principal and interest in accordance with the terms of the related Medallion Loans.

(b) The Medallion Loan and other Medallion Loan Documents have not been and shall not be extended, waived, amended or modified except (i) if a Default has occurred and is continuing, with the prior written consent of the Agent, (ii) the Termination Date has occurred, with the prior written consent of the Agent and (iii) at all other times, in accordance with the Servicer’s written Underwriting Guidelines and the Credit and Collection Policy and would not result in any Medallion Loan ceasing to be an Eligible Medallion Loan; provided, however, that any such extension, waiver, amendment or modification will not alter the delinquency status of such Medallion Loan for purposes of the Default Rate or the Delinquency Rate or the characterization as an Eligible Medallion Loan.

Section 3.03 Realization upon Medallion Loans. (a) The Servicer shall enforce compliance with the terms of the Medallion Loans in a manner consistent with the Accepted Servicing Practices. The Servicer shall include in any Report on any Report Date, as applicable, any default under a Medallion Loan (a “Medallion Loan Default”), which such Report shall include actions the Servicer proposes to take with respect to such Medallion Loan Default, including, without limitation, (1) initiation or continuation of negotiations with the Obligor,

(2) acceleration of such Medallion Loan, (3) repossession of the Medallion related to Medallion Loan, (4) initiation of litigation or collection proceedings, and (5) such other action as the Servicer may deem appropriate in conformity with the Accepted Servicing Practices.

(b) Consistent with the standards, policies and procedures required by this Agreement and the Credit and Collection Policy, the Servicer shall use its best efforts (if the Servicer is Medallion Funding or an Affiliate of Medallion Funding, otherwise commercially reasonable efforts) to repossess (or otherwise comparably convert the ownership of) and liquidate, if necessary, any Medallion securing a Medallion Loan with respect to which the Servicer has determined that payments thereunder are not likely to be resumed, as soon as practicable after default on such Medallion Loan but in no event later than the date on which any regularly scheduled payment has become more than 360 days delinquent; provided, however, that the Servicer may elect not to repossess a Medallion within such time period if no Servicer Default has occurred and in its good faith judgment it determines that the proceeds ultimately recoverable with respect to such Medallion Loan (after giving effect to expenses associated with such repossession and reimbursement to the Servicer hereunder) would be increased by forbearance; and provided, further, that the Servicer shall not be required to repossess a Medallion if prohibited by law. The Servicer is authorized to follow such customary practices and procedures as it shall deem necessary or advisable, consistent with the Accepted Servicing Practices, which practices and procedures may include the sale of the related Medallion at a public or private sale, and other actions by the Servicer in order to realize upon a Medallion Loan.

Section 3.04 Maintenance of Security Interests. (a) The Servicer shall take such steps as are necessary to maintain perfection of the first priority security interest created by the Loan Documents. The Servicer agrees to mark its master computer databases and computer files (by way of the creation of a special “field” or otherwise), in a manner acceptable to the Agent, to evidence the interests granted to the Agent for the benefit of the Secured Parties under the Loan Agreement and the other Loan Documents. At any time and from time to time, the Servicer shall, or shall cause the Borrower to, and the Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further actions as are necessary (or as are reasonably requested by the Agent) for the purpose of obtaining or preserving the full benefits of the Secured Parties under the Loan Agreement and of its rights and powers therein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created by the Loan Agreement or the taking of any other action necessary to preserve the status of the Agent’s Liens on the Collateral as first priority perfected Liens. A photographic or other reproduction of the Loan Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

(b) Consistent with the policies and procedures required by this Agreement, the Servicer shall take such steps on behalf of the Borrower and the Agent as are necessary to maintain perfection of the first priority security interest created by each Medallion Loan in the related Medallion, including the recording, registering, filing, re-recording, re-filing and re-registering of all security agreements, financing statements and continuation statements as are necessary to maintain the security interest under the respective Medallion Loans. The Borrower hereby authorizes the Servicer, and the Servicer agrees, to take any and all steps necessary to re-

perfect such security interest in the name of Borrower as necessary because of any reason. The Servicer shall maintain the Medallion Loan Schedule and will update such Medallion Loan Schedule from time to time to reflect the Medallion Loans sold or contributed to the Borrower to reflect the release of any Medallion Loan from the Lien of the Loan Agreement in accordance with the Loan Documents.

Section 3.05 Servicing Fee. (a) The Borrower shall pay to the Servicer (the “Servicing Fee”), as compensation for its activities hereunder, on each Settlement Date, an amount equal to the product of (i) the Servicing Fee Rate multiplied by (ii) a fraction, the numerator of which shall be the number of calendar days since the immediately prior Settlement Date, and the denominator of which shall be 360, multiplied by (iii) the Net Principal Balance of the Medallion Loans serviced by the Servicer.

(b) The accrued and unpaid Servicing Fee shall be paid to the Servicer out of Collections as set forth in Article II of the Loan Agreement. In the event Available Funds under Section 2.05(b) of the Loan Agreement are insufficient to pay such Servicing Fee in full, the Servicer shall have no claim against the Borrower for the amount of such deficiency unless and until there are Available Funds available to pay such Servicing Fee pursuant to, and subject to the priority of payments set forth in, Section 2.05(b).

Section 3.06 Access to Certain Documentation and Information Regarding Medallion Loans. The Servicer shall provide to federal, state and local regulatory agencies, and their respective examiners, access to the documentation regarding the Medallion Loans required by applicable regulations of such agencies. Such access shall be afforded without charge upon reasonable prior notice and during normal business hours at the offices of the Servicer designated by it. Nothing in this Section shall derogate from the obligation of the Servicer to observe any applicable law prohibiting disclosure of information regarding the Obligors and the failure of the Servicer to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.

Section 3.07 Servicer Expenses. The Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder, including fees and disbursements of independent accountants, taxes imposed on the Servicer and expenses incurred in connection with distributions and reports to the Agent, and shall be reimbursed for such expenses solely to the extent expressly provided herein. Notwithstanding the foregoing, if the Backup Servicer is appointed successor Servicer hereunder, such successor Servicer should be entitled to reimbursement of all out-of-pocket expenses reasonably incurred by it in connection with its servicing activities hereunder.

Section 3.08 Appointment of Subservicer. The Servicer may at any time appoint a subservicer to perform all or any portion of its obligations as Servicer hereunder; provided, however, that (i) the Agent shall have approved such appointment in writing and the Backup Servicer shall have received written notice of the appointment of any such subservicer and shall have been given an opportunity to perform an operational review of such subservicer; (ii) the Servicer shall remain obligated and be liable to the Borrower and the Agent for the servicing and administering of the Medallion Loans in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Medallion Loans; and (iii) the agreement with the subservicer provides that it may be terminated by any successor Servicer if the Servicer that had entered into such subservicing agreement is terminated as Servicer hereunder. The fees and expenses of the subservicer shall be as agreed between the Servicer and its subservicer from time to time and neither of the Borrower nor any Secured Party shall have any responsibility therefor. The Agent may at any time following the occurrence and during the continuance of a Servicer Default in its sole discretion direct Medallion Funding to replace any of its subservicers on notice given by the Agent to Medallion Funding and may designate as subservicer any Person to succeed such subservicer or any successor subservicer.

Section 3.09 Delegation of Duties. The Servicer may at any time perform through sub-contractors the specific duties of (i) repossession of Medallions, and (ii) pursuing the collection of deficiency balances on defaulted Medallion Loans, in each case without the consent of the Borrower or the Agent. The Servicer may also perform other specific duties through such sub-contractors in accordance with its customary servicing policies and procedures without the prior consent of the Borrower or the Agent. No such delegation or sub-contracting of duties by the Servicer shall relieve the Servicer of its responsibility with respect to such duties. Any sub-contractor engaged by the Servicer pursuant to this Section 3.09 shall (i) have all licenses and permits necessary to perform such specific duties, (ii) be a Person experienced in the performance of such specific duties, and (iii) not have been subject to any litigation, civil or criminal penalty, or other similar action, except to the extent reasonable and ordinary for a Person engaging in activities similar to such specific duties. The Agent may at any time following the occurrence and during the continuance of a Servicer Default in its sole discretion direct Medallion Funding to replace any of its delegates on notice given by the Agent to Medallion Funding.

Section 3.10 [Reserved].

Section 3.11 Enforcement of Prohibition on Transfer of Medallion. The Servicer will, to the extent it has knowledge of any sale or Lien, or prospective sale or Lien, by any Obligor of the related Medallion (whether by sale or by contract of sale, and whether or not the Obligor remains or is to remain liable under the Medallion Loan), exercise or cause to be exercised any rights to accelerate the maturity of such Medallion Loan under the terms thereof.

Section 3.12 Conservation and Disposition of Medallion. In the event that any Medallion is repossessed by the Servicer, the Servicer shall conserve and protect each such Medallion for the Agent for the benefit of the Secured Parties solely for the purpose of its prompt disposition and sale. The disposition of any such Medallion shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer shall determine in accordance with the Accepted Servicing Practices and with a view to maximizing the net present value recovery from such disposition. The Servicer shall deposit the proceeds of any such disposition into the Collection Account no later than 11:00 a.m. on the Business Day following receipt thereof by the Servicer (or in the case of a successor Servicer, on the second Business Day following receipt). Pending such deposit, such funds shall be held in trust by the Servicer for the benefit of the Agent for the benefit of the Secured Parties.

Section 3.13 Proceeds.

(a) If an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by the Servicer consisting of cash, checks and other cash equivalents shall be held by the Servicer in trust for the Agent for the benefit of the Secured Parties, segregated from other funds of the Servicer, and shall forthwith upon receipt by the Servicer be turned over to the Agent (in the case of a successor Servicer, within two Business Days) for the benefit of the Secured Parties in the exact form received by the Servicer (duly endorsed by the Servicer to the Agent, if required) and (b) any and all such proceeds received by the Agent (whether from the Servicer or otherwise) may, in the sole discretion of the Agent, be held by the Agent as collateral security for, and/or then or at any time thereafter may be applied by the Agent against, the Secured Obligations (whether matured or unmatured) in the order set forth in Section 2.05(b) of the Loan Agreement. Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and the Loan Agreement shall have been terminated shall be paid over to the Servicer or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, recoveries against Obligors, sale and foreclosure proceeds, and any other income and all other amounts received with respect to the Collateral.

(b) At any time following the occurrence of an Event of Default that has not been waived, at the Agent’s request and at the Servicer’s expense (so long as Medallion Funding or any of its Affiliates is the Servicer), if the Backup Servicer has not become the successor Servicer, the Servicer shall (and if the Servicer shall fail to do so within two Business Days, the Agent may) notify each Obligor and Seller of Medallion Loans of the security interest of the Agent under this Agreement and direct that payments be made directly to the Agent or its designee. Each of the Borrower and the Servicer authorizes the Agent, and hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in place of the Borrower or the Servicer, to take any and all steps in the Borrower’s or the Servicer’s name and on behalf of the Borrower or the Servicer following the occurrence of an Event of Default that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Medallion Loans or any Medallion Collateral with respect thereto, including, without limitation, endorsing the Borrower’s, the Servicer’s or the Seller’s name on checks and other instruments representing Collections of Medallion Loans and enforcing the Medallion Loans and the Medallion Collateral, the Purchase Agreement, any Approved Purchase Agreement and any Affiliated Loan Sale Agreement.

Section 3.14 Backup Servicer. The Servicer agrees to undertake the procedures and perform the other obligations to be performed by it under and in accordance with the terms of the Backup Servicing Agreement. In the event of any resignation or removal of the Backup Servicer under and in accordance with the Backup Servicing Agreement, the Backup Servicer may be replaced by the Agent in its sole discretion (on substantially the same terms as the existing Back-up Servicing Agreement, or on such other terms as the Agent may determine in good faith to be market terms for agreements of that type) by notice given in writing to the Servicer, the Backup Servicer and the Borrower; provided, however, that notwithstanding anything to the contrary contained herein, if a Servicer Default is not continuing, the Servicer shall have right to consent to the appointment of a successor Backup Servicer (such consent not to be unreasonably withheld).

ARTICLE IV

COLLECTION ACCOUNT; SETTLEMENT DATE REPORTS; MONTHLY DATA

NOTIFICATION OF CERTAIN EVENTS

Section 4.01 Collection Account.

(a) The Servicer shall instruct all Obligors to remit payments in respect of the Medallion Loans directly to a Lockbox Account (or to a post-office box maintained by a Lockbox Account Bank exclusively for receipt of items to be deposited to a Lockbox Account). If, notwithstanding such instructions, the Servicer shall receive any Collections, the Servicer shall deposit such Collections to the Collection Account, no later than 11:00 a.m. on the Business Day following receipt thereof by the Servicer (or in the case of a successor Servicer on the second Business Day following receipt). Pending such deposit, such funds shall be held in trust by the Servicer for the benefit of the Secured Parties. Funds on deposit in the Collection Account on any day shall be held therein in trust for the benefit of the Secured Parties. The Servicer will use its commercially reasonable efforts not to permit funds other than Collections on the Medallion Loans to be deposited into any Lockbox Account or the Collection Account. To the extent any funds other than Collections are deposited into the Collection Account, the Servicer shall promptly identify such funds and notify the Agent of the same and direct the Agent to remit such funds the Person entitled thereto.

(b) Funds deposited in the Collection Account in any Monthly Period shall be allocated between Collections in respect of principal payments on the Medallion Loans and Collections in respect of interest and finance charge payments on the Medallion Loans. The Servicer shall provide the Agent with a reconciliation reasonably acceptable to the Agent (a “Reconciliation”) contained in the Settlement Date Report delivered on the Monthly Report Date on the Monthly Report Date immediately following such Monthly Period showing what portion of the collections deposited to the Collection Account during the Monthly Period are repayments of principal and what portion are payments of interest, finance charges and/or fees.

(c) All amounts held in the Collection Account shall, to the extent permitted by applicable laws, rules and regulations, be invested by the Collection Account Bank, as directed by the initial Servicer in writing, in Eligible Investments that do not have a maturity of greater than 30 days, provided, however, that if Medallion Funding shall fail to specify such Eligible Investments in a timely manner, Medallion Funding is no longer the Servicer or a Collection Account Notice (as defined in the Collection Account Control Agreement) has been delivered to the Collection Account Bank, the Agent may, but shall have no obligation to, specify Eligible Investments. Any such written direction shall certify that any such investment is authorized by this Section 4.01. Investments in Eligible Investments shall be made in the name of the Agent on behalf of the Borrower, and such investments shall not be sold or disposed of prior to their maturity unless otherwise directed by the Agent. Any investment of funds in the Collection Account shall be made in Eligible Investments held by or on behalf of the Agent with respect to which the Collection Account Bank has noted its interest therein by book entry or otherwise. If such Eligible Investments are specific certificated securities (as such term is used in the applicable UCC) they shall be either (A) in the possession of the Agent or its agent together with each document of transfer, if any, necessary to transfer title to such investment to the Agent in a manner which complies with this Section 4.01 or (B) in the possession of a clearing corporation (as such term is used in the applicable UCC), registered in the name of such clearing corporation, not endorsed for collection or surrender or any other purpose not involving transfer, not containing any evidence of a right or interest inconsistent with the Agent’s security interest therein, and held by such clearing corporation in a securities account maintained by such clearing corporation for the Agent or the Collection Account Bank for the benefit of the Agent. Subject to the other provisions hereof and the Collection Account Agreement, the Agent shall have sole control over each such investment and the income thereon. All interest, dividends, gains upon sale and other income from, or earnings on, investments of funds in the Collection Account shall be deposited in the Collection Account and distributed on the next Settlement Date pursuant to Section 2.05 of the Credit Agreement.

Section 4.02 Reports.

(a) The Servicer shall deliver to the Agent, the Collection Account Bank, the Backup Servicer and the Custodian no later than 4:00 p.m., New York time on each Monthly Report Date a servicing report (the “Settlement Date Report”) with respect to the Monthly Period then most recently ended, substantially in the form attached hereto as Exhibit 4.02(a) (or in such other form as may be reasonably specified by the Agent), which Settlement Date Report shall include as an exhibit an executed Borrowing Base Calculation Certificate as of the last day of the related Monthly Period certified as correct and complete by a Responsible Officer. The Servicer shall deliver to the Agent a hard copy of any such report upon request of the Agent.

(b) Upon discovery by the Servicer of any Medallion Loan ceasing to be an Eligible Medallion Loan, if a Borrowing Base Deficiency exists or will result therefrom, the Servicer shall (or shall cause the Borrower to) deliver an Eligibility Violation Notice to the Agent and the Backup Servicer, substantially in the form attached hereto as Exhibit 4.02(b), no later than 12:00 (noon) New York time on the Business Day immediately succeeding such discovery.

(c) The Servicer shall deliver to the Agent and the Backup Servicer and/or permit the Agent and the Backup Servicer to inspect any property, books, valuations, records, audits or other information as the Agent or the Backup Servicer may reasonably request upon reasonable prior notice.

Section 4.03 Monthly Data.

(a) On or before each Monthly Report Date (the “Backup Servicer Report Date”), the Servicer will deliver to the Agent and the Backup Servicer a computer tape or a diskette (or any other electronic transmission acceptable to the Agent) in Microsoft Excel (or in a format reasonably acceptable to the Agent in a format that the Servicer is reasonably able to provide) containing the information with respect to the Medallion Loans for the related Monthly Period necessary for preparation of the Settlement Date Report relating to the immediately succeeding Monthly Period and necessary to determine the application of collections as provided in Section 2.05 of the Loan Agreement. Upon the occurrence of a Servicer Default the Servicer shall, if so requested by the Agent, deliver to the Agent or the Agent’s designee, as applicable the Servicer’s Servicing Records as soon as practicable and in any event within 15 days after demand therefor and a computer tape containing as of the close of business on the date of demand all of the data maintained by the Servicer in computer format reasonably required to service the Medallion Loans, including providing explanation of (or detail of) all data fields provided by the Servicer along with the field formats and codes of the data fields provided by the Servicer. Other than the duties specifically set forth in this Agreement, the Agent shall not have any obligation hereunder to supervise, verify, monitor or administer the performance of the Servicer. The Agent shall not have any liability for any actions taken or omitted by the Servicer.

(b) Nothing herein shall impose or imply a duty or obligation on the Agent to independently verify, investigate, audit or recalculate any information or data contained in any Settlement Date Report.

Section 4.04 Notification of Certain Events. If the Servicer has knowledge of an Event of Default, a Default, a Servicer Default or a Termination Event occurs and is continuing, the Servicer shall so notify the Agent and the Backup Servicer promptly following the discovery of such Event of Default, Default, Servicer Default or Termination Event.

ARTICLE V

SERVICER REPRESENTATIONS AND WARRANTIES

As of the Effective Date and each Funding Date, the Servicer represents and warrants to the Agent, each Managing Agent and each Lender that:

Section 5.01 Existence; Qualification. The Servicer is a New York corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses necessary to own its assets and to transact the business in which it is presently engaged, and is duly qualified and in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification.

Section 5.02 Authority and Authorization; Enforceability; Approvals; Absence of Adverse Notice. The Servicer has the power, authority and legal right to make, deliver and perform this Servicing Agreement and each of the Loan Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Servicing Agreement and each of the Loan Documents to which it is a party. This Servicing Agreement and each of the Loan Documents to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with their respective terms except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Servicer of this Servicing Agreement or any Loan Document to which it is a party, or the validity or enforceability of this Servicing Agreement or any such Loan Document or the Medallion Loans, other than such as have been met or obtained, except where the failure to obtain such would not have a Transaction

Material Adverse Effect. The Servicer has not received any notice, nor does the Servicer have any knowledge or reason to believe, that any Taxi Commission or other Governmental Authority intends to seek the cancellation, termination or modification of any of its licenses or permits, or that valid grounds for such cancellation, termination or modification exist.

Section 5.03 No Breach. The execution, delivery and performance of this Servicing Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the pledge of the Collateral will not (i) create any Adverse Claim on the Collateral other than as contemplated herein or (ii) violate any provision of any existing law or regulation (including, without limitation, the Investment Company Act of 1940, as amended) or any order or decree of any court, regulatory body or administrative agency or the certificate of formation or by-laws of the Servicer or any mortgage, indenture, contract or other agreement to which the Servicer is a party or by which the Servicer or any property or assets of the Servicer may be bound.

Section 5.04 Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Servicer, threatened against the Servicer or any properties of the Servicer or with respect to this Servicing Agreement which, if adversely determined, could have a Transaction Material Adverse Effect.

Section 5.05 Adverse Orders. No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Servicing Agreement or any Loan Document to which the Servicer is a party.

Section 5.06 Taxes. The Servicer has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Servicer. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Servicer in connection with the execution and delivery of this Servicing Agreement and the other Loan Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

Section 5.07 Chief Executive Office; Jurisdiction of Organization. On the Effective Date, the Servicer’s chief executive office is (and the location of the Servicer’s records regarding the Medallion Loans), and during the four months immediately preceding July 1, 2001 such office has been, located at 437 Madison Avenue, New York, New York 10022. On the Effective Date, the Servicer’s jurisdiction of organization is New York. In the event of a disaster at the location of the initial Servicer’s chief executive office or at the location of the initial Servicer’s records regarding the Medallion Loans, the initial Servicer shall maintain its back-up office and records at 11 49 44th Drive, Long Island City, New York 11101.

Section 5.08 Legal Name. The initial Servicer’s legal name is as set forth in this Servicing Agreement; the Servicer has not changed its name since its formation; the Servicer does not have trade names, fictitious names, assumed names or “doing business as” names.

Section 5.09 Solvency. The Servicer is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Servicer is paying its debts as they become due; and the Servicer, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

Section 5.10 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Servicer to the Agent, any Lender or the Custodian in connection with the negotiation, preparation or delivery of this Servicing Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto are true and correct in every material respect, or (in the case of projections) are based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of the Servicer that, after due inquiry, should reasonably be expected to have a Transaction Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Agent, any Lender or the Custodian for use in connection with the transactions contemplated hereby or thereby.

Section 5.11 No Servicer Default. No Servicer Default has occurred and is continuing.

Section 5.12 Servicing. Each of the Medallion Loans is being serviced in conformance with the Servicer’s Credit and Collection Policy and otherwise in accordance with Accepted Servicing Practices.

Section 5.13 ERISA. The Servicer is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

Section 5.14 Sharing of Payments. There is not now, nor will there be at any time in the future, any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth in the Shared Services Agreement and the Loan Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

ARTICLE VI

COVENANTS OF THE SERVICER

The Servicer covenants and agrees with the Agent that, so long as any Advance is outstanding and until the later to occur of the payment in full of all Secured Obligations and the termination of this Servicing Agreement:

Section 6.01 Existence; etc.

(a) The Servicer will observe all corporate procedures required by its certificate of incorporation, by-laws and the laws of its jurisdiction of formation. The Servicer will maintain its corporate existence in good standing under the laws of its jurisdiction of organization and will promptly obtain and thereafter maintain qualifications to do business as a foreign corporation in any other state in which it does business and in which it is required to so qualify.

(b) The Servicer will comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws, all laws with respect to unfair and deceptive lending practices and predatory lending practices), if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Transaction Material Adverse Effect.

(c) The Servicer (if Medallion Funding or an Affiliate thereof) will not move its chief executive office from the address referred to in Section 5.07 unless it shall have provided the Agent 30 days’ prior written notice of such change. The Servicer (if Medallion Funding or an Affiliate thereof) will not change its jurisdiction of organization from the jurisdiction referred to in Section 5.01.

(d) The Servicer will pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(e) The Servicer will permit representatives of the Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Agent (with respect to a successor Servicer, such review will be limited to the operations of the successor Servicer relating to the servicing of the Medallion Loans).

(f) The Servicer shall, to the extent required by applicable law, disclose all material transactions associated with this transaction in appropriate regulatory filings and public announcements.

Section 6.02 Accuracy of Opinions. The Servicer (if Medallion Funding or an Affiliate thereof) shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinion of Willkie, Farr & Gallagher LLP, counsel to the Servicer, issued in connection with this Agreement and other Loan Documents and relating to the issues of substantive consolidation, true contribution and true sale of the Medallion Loans.

Section 6.03 Prohibition on Adverse Claims. Except as otherwise provided herein or in any other Loan Document, the Servicer shall not purport to sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Medallion Loan, any Collections related thereto or any other Collateral related thereto, or upon or with respect to any account to which any Collections of any Medallion Loan are sent, or assign any right to receive income in respect thereof.

Section 6.04 Prohibition on Fundamental Change. The Servicer (if Medallion Funding or an Affiliate thereof) will not engage in, or suffer any, change of ownership, dissolution, winding up, liquidation, merger or consolidation with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired), or acquire all or substantially all of the assets or capital stock or other ownership interest of any Person.

Section 6.05 Prohibition on Modifications. The Servicer will not amend, modify, waive or terminate any terms or conditions of the Servicing Agreement or the Backup Servicing Agreement without the written consent of the Agent and the Backup Servicer (which consent shall not be unreasonably withheld in the case of an amendment curing an ambiguity or correcting any inconsistent provisions of the Servicing Agreement), and shall perform its obligations thereunder.

Section 6.06 Amendment to Organizational Documents. The Servicer (if Medallion Funding or an Affiliate thereof) will not amend, modify or otherwise make any change to its organizational documents without the consent of the Agent.

Section 6.07 Financial Statements.

(a) The Servicer (if Medallion Funding or an Affiliate thereof) shall deliver to the Agent within 30 days after the last day of each calendar month, (i) unaudited consolidated balance sheets and statements of income for the Servicer for such calendar month and (ii) a certificate of an officer of the Servicer, whose position is vice president or higher, stating that such financial statements are presented fairly in all material respects and in accordance with GAAP, subject to year-end audit adjustments.

(b) The Servicer (if Medallion Funding or an Affiliate thereof) shall deliver to the Agent within 90 days after the end of each fiscal year, the consolidated balance sheets of the Servicer and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Servicer and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Servicer and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Servicer Default.

(c) The Servicer (if the Servicer is Medallion Funding or an Affiliate thereof) will furnish to the Agent, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a Compliance Certificate substantially in the form of Exhibit 6.07(c) signed by Responsible Officer of the Servicer and dated the date of such annual financial statement or such quarterly financial statement.

The Servicer will furnish to the Agent, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of the Servicer (i) stating that, to the best of such Responsible Officer’s knowledge, the Servicer during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Servicing Agreement and the other Loan

Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Servicer Default except as specified in such certificate (and, if any Servicer Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Servicer has taken or proposes to take with respect thereto) and (ii) showing in detail the calculations supporting such Responsible Officer’s certification of the Servicer’s compliance with the requirements of the financial covenants found in Exhibit 6.07 hereto.

Section 6.08 Litigation. The Servicer will promptly, and in any event within 10 days after service of process on any of the following, give to the Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Servicer or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) which, individually or in the aggregate, if adversely determined, could reasonably have a Transaction Material Adverse Effect, or (iii) requires filing with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934 and any rules thereunder.

Section 6.09 Notices. The Servicer, in its capacity as Servicer, shall give notice to the Agent:

(a) promptly upon receipt of notice or knowledge of the occurrence of any Event of Default, Default, Servicer Default or any Termination Event.

(b) promptly upon receipt of notice or knowledge of (i) any default related to any Collateral, (ii) any Lien or security interest (other than security interests created hereby or by the other Loan Documents) on, or claim asserted against, any of the Collateral or (iii) any event or change in circumstances which could reasonably be expected to have a Transaction Material Adverse Effect.

(c) promptly upon any material change in the market value of any or all of the Servicer’s assets (if the Servicer is Medallion Funding or an Affiliate thereof).

(d) if the Servicer is Medallion Funding or an Affiliate thereof, promptly upon receipt of notice or knowledge of any issuance, or possible issuance, of additional Medallions by New York City, Chicago, Boston, Cambridge, Newark, Philadelphia, Somerville, Miami-Dade County or any other jurisdiction for which the Lender has financed the purchase of Medallion Loans by the Borrower or any change in the regulations relating to Medallion lending, servicing, foreclosure or the financing of medallion loans in any such jurisdictions.

(e) within one Business Day, of any and all notices given by the Servicer in connection with any participation agreement in which the related Medallion Loan has been pledged to the Agent under the Loan Agreement.

(f) forthwith upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent, copies of the same.

(g) promptly upon receipt of notice or knowledge of any event or change in circumstances which could reasonably be expected to have a Transaction Material Adverse Effect, the Transferor will give notice promptly to the Borrower and the Agent.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Servicer setting forth details of the occurrence referred to therein and stating what action the Servicer has taken or proposes to take with respect thereto.

Section 6.10 Funding Date Documentation. The Servicer (if the Servicer is Medallion Funding or an Affiliate thereof) shall deliver to the Custodian on or before each Funding Date the Funding Date Documentation with respect to the Medallion Loans being pledged under the Loan Agreement on such Funding Date.

Section 6.11 Collection Account. The Servicer shall (a) cause the Collection Account Bank to deliver to the Agent copies of monthly statements with respect to the Collection Account or (b) promptly deliver copies of such statements to the Agent.

Section 6.12 Additional Information. The Servicer shall, from time to time, provide to the Agent such other information, reports, financial statements and documents as the Agent may reasonably request.

Section 6.13 Limitation on Liens. The Servicer will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under the Loan Agreement or Permitted Participation Interests, and the Servicer will defend the right, title and interest of the Secured Parties in and to any of the Collateral against the claims and demands of all persons whomsoever.

Section 6.14 Advertising, Origination and Servicing Activities. The Servicer shall comply in all material respects with all Requirements of Law. All servicing activities, procedures and materials used with regard to any Medallion Loan made or accounts acquired, collected or serviced by the Servicer comply with all applicable Federal, state and local laws, ordinances, rules and regulations, including but not limited to those related to usury, truth in lending, real estate settlement procedures, consumer protection, equal credit opportunity, fair debt collection, rescission rights and disclosures, except where failure to comply would not have a Transaction Material Adverse Effect.

Section 6.15 Maintenance of Insurance. The Servicer will maintain at all times in full force and effect with financially sound and reputable insurance companies insurance covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practices for policies of insurance and in any event, shall maintain at all times errors and omissions insurance in an amount no less than $1,000,000 in form and scope reasonably satisfactory to the Agent. Each such insurance policy shall provide that the insurance company will give the Agent at least thirty days’ written notice before such policy shall be altered adversely to the interests of the Secured Parties or canceled or not renewed. The Servicer shall provide to the Agent, not less than annually, evidence reasonably satisfactory to the Agent demonstrating that each insurance policy required to be maintained by it hereunder has been so maintained and all premiums required to be paid with respect thereto have been so paid.

Section 6.16 Credit and Collection Policy. The Servicer (if Medallion Funding or an Affiliate thereof) shall not amend, modify or revise the Credit and Collection Policy without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed. In the event that the Servicer (if Medallion Funding or an Affiliate thereof) makes any material amendment or modification to the Credit and Collection Policy, the Servicer (if Medallion Funding or an Affiliate thereof) shall promptly deliver to the Agent a complete copy of the amended or modified the Credit and Collection Policy.

Section 6.17 Capacity as Servicer. The Servicer will, to the extent necessary, maintain separate records on behalf of and for the benefit of the Agent, will act in accordance with instructions and directions, delivered in accordance with the terms hereof, from the Borrower and/or the Agent in connection with its servicing of the Medallion Loans hereunder, and will ensure that, at all times when it is dealing with or in connection with the Medallion Loans in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.

Section 6.18 Collections. The Servicer shall, to the extent possible, only accept Collections consisting of checks, wire transfers or electronic transfers.

ARTICLE VII

SERVICER INDEMNITIES AND RESIGNATION

Section 7.01 Liability of the Servicer; Indemnities of Servicer. (a) The Servicer shall be contractually liable in accordance herewith only to the extent of the obligations specifically undertaken by the Servicer under this Agreement.

(b) The Servicer agrees to hold the Secured Parties, the Backup Servicer, any successor Servicer, the Collection Account Bank, the Lockbox Account Bank, the Custodian and each of its officers, directors, agents and employees (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including but not limited to attorneys’ fees and expenses) (collectively, “Damages”) which may be imposed on, incurred by or asserted against such Indemnified Party in any suit, action, claim or proceeding relating to or arising out of or based on any breach of any representation, warranty, covenant or other term of this Agreement by the Servicer, any subservicer or any sub-contractor, the failure of the Servicer, any subservicer or any sub-contractor to meet the Accepted Servicing Practices in connection with any action (or failure to act) hereunder or under any other Loan Documents, in its capacity as the Servicer, or any negligence or willful misconduct of the Servicer, any subservicer or any sub-contractor in connection with the performance of its obligations under this Agreement and the other Loan Documents, in its capacity as the Servicer, except, in each case, to the extent arising from such Indemnified Party’s gross negligence or willful misconduct. Without limiting or being limited by the foregoing, the Servicer (if Medallion Funding or an Affiliate thereof) shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Damages resulting from any of the following:

(i) the failure of Servicer to correctly report Eligible Medallion Loans in any report or other information provided by the Servicer to the Agent or the Custodian, or in any calculation of the Delinquency Rate, Default Rate or Borrowing Base made by the Servicer;

(ii) the failure of any representation or warranty or statement made or deemed made by the Servicer hereunder or under any other Loan Document to have been true and correct when made;

(iii) the failure by the Servicer, any subservicer or any sub-contractor to comply with any applicable law, rule or regulation with respect to any Medallion Loan or related Medallion;

(iv) action, or failure to act, by the Servicer that results in the failure to maintain in favor of the Agent as required under this Servicing Agreement and the other Loan Documents a valid and enforceable security interest in the Collateral or the failure to maintain such security interests as first priority perfected security interests as required under this Servicing Agreement and the other Loan Documents;

(v) the commingling of Collections at any time with other funds; and

(vi) any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of any Person, arising out of or relating to any action (or failure to act) by the Servicer in accordance with its obligations hereunder.

(c) Indemnification under this Section shall survive the resignation or removal of the Servicer or the termination of this Agreement, with respect to any act (or the failure to act) by the Servicer which occurred (or failed to occur) prior to such resignation, removal or termination and shall include fees and expenses of counsel and expenses of litigation. If the Servicer shall have made any indemnity payments pursuant to this Section and the Person to or on behalf of whom such payments are made thereafter collects any of such amounts from others, such Person shall promptly repay such amounts to the Servicer, without interest.

Section 7.02 Limitation on Resignation of the Servicer. The Servicer shall not resign from the obligations and duties hereby imposed on it except (a) by mutual agreement among the Servicer, the Borrower and the Agent or (b) upon determination that its duties hereunder are no longer permissible under applicable law and the Agent does not elect to waive the obligations of the Servicer to perform the duties which render it legally unable to act or to delegate those duties to another Person assuming such obligations are waivable. Any determination under clause (b) above permitting the resignation of the Servicer shall be evidenced by an opinion of counsel (which counsel shall be acceptable to the Agent) to such effect delivered to the Agent and the Borrower. No such resignation shall become effective until a successor Servicer shall have assumed the Servicer’s responsibilities, duties, liabilities and obligations hereunder. Any such successor Servicer must be an established servicer of loans secured by taxi medallions and must be approved in writing by the Agent.

Section 7.03 Rights of the Agent in Respect of the Servicer. The Servicer shall afford the Agent and the Backup Servicer, upon reasonable notice, during normal business hours, access to all records maintained by the Servicer in respect of its rights and obligations hereunder and access to officers of the Servicer responsible for such obligations. Upon request, the Servicer shall furnish the Agent and the Backup Servicer with such information as the Servicer possesses regarding its business, affairs, property and condition, financial or otherwise. The Servicer shall permit the Agent to inspect the Servicer’s servicing facilities for the purpose of satisfying the Agent that the Servicer has the ability to service the Medallion Loans as provided in this Servicing Agreement and the other Loan Documents. The Agent and the Backup Servicer shall not have any responsibility or liability for any action or failure to act by the Servicer, and is not obligated to supervise the performance of the Servicer under this Agreement or otherwise. With respect to any successor Servicer, the inspection described above shall be performed upon not less than five Business Days notice and not more than twice per year. The out-of-pocket expenses of any successor Servicer in connection with the inspection described above shall be reimbursed under Section 2.05 of the Loan Agreement.

ARTICLE VIII

DEFAULT AND TERMINATION

Section 8.01 Termination. Upon the occurrence of a Servicer Default or, if any Person other than Medallion Funding or an Affiliate thereof is the Servicer, at any other time as the Agent may determine in its sole discretion, the Agent may (i) terminate all the rights and obligations of the Servicer under this Agreement as to any or all of the Medallion Loans by delivering notice of termination to the Servicer with a copy to the Borrower and (ii) appoint any other Person selected by the Agent in its sole discretion as successor “Servicer” hereunder. If a successor Servicer is acting as Servicer hereunder, it shall be subject to termination under this Section 8.01 at any time in the Agent’s sole discretion (with or without cause). If the Backup Servicer is legally unable to act as successor Servicer, the Agent may in its sole discretion petition any court of competent jurisdiction for the appointment of a successor.

Section 8.02 Additional Termination Requirements.

(a) In the event (i) that notice of termination of the rights and obligations of the Servicer pursuant to Section 8.01 of this Agreement is given by the Agent, or (ii) the Servicer resigns or is removed in accordance with Section 7.02, the Servicer covenants to safeguard the Servicing Records and that all funds and Medallion Loan Documents relating to the affected Medallion Loans (collectively, the “Medallion Loan Records”) shall, at the option of the Agent, immediately upon receipt of notice of termination or the resignation or removal of the Servicer, be submitted to the control of the Agent or its designee and that, on the date of termination, they will be transferred to the Agent or its designee, without prejudice to the rights, if any, of any party against any other party.

(b) Notwithstanding any termination of this Agreement, or of all or a portion of the rights and obligations of the Servicer hereunder, the Servicer shall not be relieved of liability for all amounts due, or responsibilities owed the Borrower or the Agent in respect of its obligations hereunder while it served as the servicer hereunder. The Servicer forthwith upon such termination or resignation shall (i) pay over to the Collection Account all Collections held by it or subsequently received by it with respect to the affected Medallion Loans pursuant to this Agreement or pursuant to any other written agreement, letter or arrangement with the Agent, (ii) deliver to the Agent or other designee selected by the Agent a full accounting (in the form of Microsoft Excel or other computer tape in readable form acceptable to the Agent) in respect of the Medallion Loans, including a statement showing the monthly payments and other amounts collected by or on behalf of it and a statement of moneys held in trust by or on behalf of it for the payment of taxes or other charges with respect to the affected Medallion Loans and all other information reasonably necessary to enable the successor Servicer to service the Medallion Loans and the Medallion Loan Collateral, (iii) terminate, and (to the extent requested by the Agent) cause each existing subservicer to terminate, its collection activities in a manner and to the extent requested by the Agent to facilitate the transition to a new Servicer, (iv) otherwise use its best efforts to effect the orderly and efficient transfer of servicing of the affected Medallion Loans to any designee selected by the Agent, and (v) arrange for the physical transfer and delivery to any designee selected by the Agent of all Medallion Loans and copies thereof in its possession, and all Medallion Loan Records. Any successor Servicer hereunder shall meet the requirements and be selected in accordance with the procedures specified in Section 7.02. The removed Servicer shall allow the successor Servicer access to the removed Servicer’s officers and employees. Without limiting the generality of the foregoing, Medallion Funding shall, at the request of either the successor Servicer or the Agent, take such actions and execute such documents (including powers of attorney) as may be necessary or appropriate in order to ensure that the successor Servicer is able to exercise directly all of Medallion Funding’s rights and remedies under the Medallion Loan Documents and to receive all notices and other communications and all payments that would otherwise be given or made to Medallion Funding thereunder. The successor Servicer is authorized and empowered by this Agreement to execute and deliver, on behalf of the terminated Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of the Medallion Loans and the Medallion and related documents to show the Borrower as lienholder or secured party or otherwise. None of the Agent or any successor Servicer will be responsible for (i) delays attributable to the Servicer’s failure to deliver information, (ii) defects in the information supplied by the Servicer or (iii) other circumstances beyond the control of the Agent or such successor Servicer. Medallion Funding shall cooperate with and assist any successor Servicer in the performance of its responsibilities as Servicer (including, without limitation, providing access to, and transferring, to such successor Servicer all Records related to the Medallion Loans.

(c) Additionally, if replaced as Servicer, Medallion Funding agrees that it will transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software used in connection with the collection and servicing of the Medallion Loans. To the extent any such transfer or license would require the payment of any license fee or other amount, Medallion Funding agrees to pay such fee or other amount out of its own funds promptly upon demand by the Agent; provided that the Borrower shall reimburse Medallion Funding for such payment to the extent Available Funds are available for such purpose pursuant to Section 2.05. Medallion Funding shall cooperate with and assist any successor Servicer in the performance of its responsibilities as Servicer (including, without limitation allowing (to the extent permitted by applicable law and contract) the successor Servicer to use all licenses, hardware or software necessary or desirable to collect or obtain or store information regarding the Medallion Loans. Notwithstanding anything to the contrary contained herein, this Section 8.02(c) shall not apply to the extent the Servicer uses software programs in its servicing of the Medallion Loans that are generally available to the public.

(d) Notwithstanding any termination of this Agreement, or any termination of all the rights and obligations of the Servicer hereunder as to all or any number of Medallion Loans, or any resignation of the Servicer, in any case pursuant to any provision of this Agreement, the Servicer shall be entitled to receive all amounts accrued and owing to it under this Agreement from the Borrower in accordance with Section 3.02 of the Loan Agreement. In connection with any appointment of a successor Servicer, the Agent may make such arrangements for the compensation of the successor Servicer, and may make such changes to the obligations of the Servicer hereunder, as it and such successor Servicer shall agree, in each case without the consent of the Borrower; provided, however that the Agent shall provide the Borrower with notice of any proposed arrangements for the compensation of the successor Servicer and the Borrower may provide the Agent with bids of proposed alternative successor Servicers to the Agent. Notwithstanding anything to the contrary contained herein, the Agent may select the successor Servicer in its sole discretion but will consider the bids presented by the Borrower in good faith. In addition, any successor Servicer shall be entitled to reasonable Transition Expenses. All such Transition Expenses shall be payable by the terminated Servicer promptly after demand and delivery to the terminated Servicer of reasonable written evidence of such Transition Expenses having been incurred. If the Servicer fails to pay such Transition Expenses, the Backup Servicer will be entitled to payment or reimbursement of such expenses and other amounts pursuant to Section 2.05 of the Loan and Security Agreement.

Section 8.03 Certain Matters Affecting a Successor Servicer. Any Person that succeeds Medallion Funding as Servicer hereunder and that is not an Affiliate of any MF/Borrower Related Party shall be entitled to the following rights, remedies, and protections in carrying out its duties as Servicer hereunder: (a) the successor Servicer shall not be liable for any act or omission in carrying out its duties, in the absence of its negligence, bad faith or willful misconduct; (b) the successor Servicer may rely on and be fully protected in acting or refraining from acting in accordance with any resolution, certificate, letter, statement, instrument, opinion, report, notice, request, consent order, appraisal, bond, or other document received by it which it has reason to believe is genuine and signed or presented to it by a proper party; (c) the successor Servicer may consult with counsel, and any opinion from such counsel (so long as such counsel is not an employee of the successor Servicer or an Affiliate of the successor Servicer) shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the successor Servicer in good faith in accordance with such opinion; and (d) the successor Servicer shall not be required to expend or risk its own funds for extraordinary expenses or otherwise incur extraordinary financial liability in the performance of its duties hereunder if it reasonably believes that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it (which assurance shall be deemed to have been given by an unsecured indemnity agreement from a financial institution having a long term unsecured indebtedness rating of at least “A2” or “A” or its equivalent from either of Moody’s or Fitch). The reference to extraordinary expenses and liabilities in clause (d) of the preceding sentence refers to the out-of-pocket costs and expenses, including any attorneys’ fees and expenses, incurred in connection with suits against Obligors for the enforcement of Collateral pursuant hereto, together with the risk of any liabilities or counterclaims which could be incurred in connection therewith. The successor Servicer shall have no responsibility, shall not be in default and shall incur no liability for (A) any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if any such failure or delay results from the successor Servicer acting in accordance with information prepared or supplied by a Person other than the successor Servicer or the failure of any such Person to prepare or provide such information or (B) any act or failure to act (i) by any third party, including the Servicer, the Borrower or the Agent or (ii) which is due to or results from the invalidity, unenforceability of any Medallion Loan with applicable law or the breach or the inaccuracy of any representation or warranty made with respect to any Medallion Loan.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01 Amendments and Waivers.

(a) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer and the Agent (and, to the extent provided in Section 9.01(c), the Backup Servicer), and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Servicer shall be effective without the written concurrence of the Agent and the Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Promptly after the execution of any such amendment or consent, the Servicer shall furnish a copy of such amendment or consent to the Agent and the Backup Servicer.

(c) Notwithstanding the foregoing, no such amendment that affects the duties of the Backup Servicer as successor Servicer shall be effective unless consented to by the Backup Servicer in writing.

Section 9.02 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth as follows: (i) if to the Servicer: 437 Madison Avenue, New York, New York 10022, Attention: President, Telephone No.: 212-328-2100, Facsimile No.: 212-328-2121, or at such other address as shall be designated by such party in a written notice to the other parties hereto; (ii) if to the Borrower: c/o Medallion Financial Corp., 437 Madison Avenue, New York, New York 10022, Attention: President, Telephone No.: 212-328-2100, Facsimile No.: 212-328-2121, or at such other address as shall be designated by such party in a written notice to the other parties hereto; (iii) if to the Agent: DZ Bank AG Deutsche Zentral-Genossenschaftsbank, New York, Branch, 609 5th Avenue, New York, New York 10017-1021, Attention: Asset Securitization Group, Facsimile: (212) 745-1651, Confirmation No.: (212) 745-1656, or at such other address as shall be designated by such party in a written notice to the other parties hereto or (iv) if to the Backup Servicer: U.S. Bank Portfolio Services, 1310 Madrid Street, Suite 103,

Marshall, MN 56258, Attention: Joe Andries, Facsimile: (866) 806-0775, Confirmation No.: (507) 532-7129, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (x) notice by mail, five days after being deposited in the United States mails, first-class postage prepaid, (y) notice by facsimile copy, when verbal communication of receipt is obtained or (z) in the case of personal delivery or overnight mail, when delivered.

Section 9.03 No Waiver; Remedies. No failure on the part of the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Agent and their respective successors and permitted assigns. This Agreement and the Agent’s rights and obligations hereunder and interest herein shall be assignable in whole or in part by the Agent and its successors and assigns to any Person that the Agent and its successors and assigns may assign its rights under the Loan Agreement. Neither the Borrower nor the Servicer may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Agent.

Section 9.05 Term of This Agreement. This Agreement, including, without limitation, the Servicer’s obligation to observe its covenants set forth in Article VI, shall remain in full force and effect until the Final Payout Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Servicer pursuant to Article V and the indemnification and payment provisions of Article VII and the provisions of Sections 9.08, 9.10, 9.11 and 9.14 shall be continuing and shall survive any termination of this Agreement.

Section 9.06 Governing Law; Jury Waiver.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

(b) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 9.07 Consent to Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR, TO THE EXTENT SUCH COURT LACKS JURISDICTION, THE COURTS OF THE STATE OF NEW YORK, AND EACH WAIVES PERSONAL SERVICE

OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ANY PARTY’S RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

Section 9.08 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Lender, the Agent or a Secured Party, (i) each of the Servicer and the Borrower, to the extent permitted by law, waives any claim may be made by the Transferor against the Lender, the Agent, any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and (ii) each of the Servicer and the Borrower, to the extent permitted by law, hereby waives, releases, and agrees not to sue upon any claim for any such special, indirect, consequential or punitive damages. The provisions of this Section shall survive the termination of this Agreement.

Section 9.09 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Loan Documents executed as of the date hereof to which the Borrower is a party.

Section 9.10 Confidentiality. By accepting delivery of this Agreement, the Servicer agrees not to disclose to any person or entity the existence of this Agreement or the Loan Documents or the terms hereof or thereof (the “Transaction”), the proposal or structure of the Transaction, any related structures developed by the Agent for the Borrower, the existence or status of any ongoing negotiations between the Servicer, the Agent, the Borrower and the Lender concerning the Transaction (collectively, the “Product Information”), except (i) to its and its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Servicer Representatives”) who have a need to know the Product Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions of this section applicable to the Servicer, (ii) in connection with any legal or regulatory action or proceeding relating to this Agreement or the transactions contemplated hereby or the exercise of any remedies hereunder, (iii) to extent required by applicable law, regulation or other legal process, or (iv) to the extent requested by any governmental or regulatory authority having jurisdiction over the Servicer or any Servicer Representative. The Servicer will be responsible for any failure of any Servicer Representative to comply with the provisions of this Section 9.10.

Section 9.11 Periodic Due Diligence Review.

(a) The Servicer acknowledges that the Agent has the right to perform continuing due diligence reviews with respect to the Medallion Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder or under the Loan Agreement, or otherwise, and the Servicer agrees that upon reasonable (but no less than one Business Day’s) prior notice to the Servicer (which prior notice shall not be required after the occurrence and during the continuation of a Default), the Agent or its authorized representatives (including independent public accountants) will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Medallion Loan Files and any and all documents, records, agreements, instruments or information relating to such Medallion Loans in the possession or under the control of the Servicer and/or the Custodian. The Servicer also shall make available to the Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Medallion Loan Files, the Medallion Loans, the Borrowing Base or other related matters. Without limiting the generality of the foregoing, the Servicer acknowledges that the Agent may make Advances to the Borrower based solely upon the information provided by the Servicer to the Agent and the representations, warranties and covenants contained herein, and that the Agent, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Medallion Loans securing such Advance, including without limitation ordering new credit reports and otherwise re-generating the information used to originate such Medallion Loans. The Agent may underwrite such Medallion Loans itself or engage a third party underwriter (including an independent audit and consulting firm specializing in securitization transactions) to perform such underwriting, provided that such third party underwriter shall agree in writing with the Borrower to maintain the confidentiality of the information reviewed and only to use such information in connection with its engagement by the Agent in connection with this Servicing Agreement or any other Loan Document. The Servicer agrees to cooperate with the Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Medallion Loans in the possession, or under the control, of the Servicer. The Borrower shall reimburse the Agent for all fees and related out-of-pocket costs and expenses incurred by the Agent in connection with the Agent’s activities pursuant to Section 10.15 of the Loan Agreement and this Section 9.13; provided, however, that, (i) the Borrower shall not be required to reimburse the Agent for more than two (on an aggregate basis with any audits engaged in under any other Loan Document) independent audits for any calendar year so long as (x) no Event of Default shall have occurred and be continuing and (y) the results of the previous audits were complete and reasonably acceptable to the Agent and (ii) so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be required to reimburse the Agent for the fees of the independent audit and consulting firm specializing in securitization transactions engaged in connection with any such audit to the extent that such fees exceed $25,000 (on an aggregate basis with any audits engaged in under any other Loan Document) in any calendar year; provided, further, that the $25,000 limit described in the foregoing clause (ii) is not applicable unless (X) the Medallion Loan Files and any and all documents, records, agreements, instruments or information required to complete the audit, are contained in one location; (Y) the Borrower and the Servicer fully cooperate with the independent audit and consulting firm specializing in securitization transactions performing any applicable audit contemplated hereunder; and (Z) no material findings are uncovered by or on behalf of the Agent requiring additional audit work. With respect to any successor Servicer, the review described above shall be performed upon not less than five Business Days notice and not more than twice per year. The out-of-pocket expenses of any successor Servicer in connection with the review described above shall be reimbursed under Section 2.05 of the Loan Agreement.

(b) The Agent may, at the reasonable expense of the Borrower, (i) perform or direct the Servicer to perform background checks on any material personnel hired by any MF/Borrower Related Party after the Effective Date and (ii) on a quarterly basis (at the same time as any under any other Loan Document), contact Obligors directly for the purpose of confirming information relating to the Medallion Loans. The Servicer shall cooperate with the Agent in any such background check, confirmation or audit and shall furnish to the Agent all information (including, without limitation, names and addresses of Obligors) that the Agent may reasonably request in connection therewith. Notwithstanding anything to the contrary contained herein, the Agent will not claim reimbursement from the Borrower for any expenses under this Section 9.11(b) to the extent it has been reimbursed by the Borrower under another Loan Document and the background checks, confirmations and audits provided herein will be without duplication of background checks, confirmations and audits provided for under the Loan Documents.

Section 9.12 No Partnership. Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as an agent for the Borrower or the Agent.

Section 9.13 Miscellaneous. Each party agrees to execute and deliver such instruments and take such actions as the other party shall from time to time reasonably request to carry out the terms of this Agreement.

Section 9.14 [RESERVED]

Section 9.15 Third Party Beneficiaries. The parties hereto acknowledge and agree that the Lender and the other Secured Parties are entering into the transactions contemplated by the Loan Documents in reliance upon the provisions of this Agreement. The Secured Parties shall be express third party beneficiaries of this Agreement.

Section 9.16 Amendments to Taxi I Servicing Agreement, Taxi II Servicing Agreement and Related Loan Agreement. Each of the Borrower and the Servicer agree to provide prompt written notice to the Agent of any amendment, supplement or modification to any of the Taxi I Servicing Agreement, the “Loan Agreement” referenced therein (the “Taxi I Loan Agreement”), the Taxi II Servicing Agreement and the “Loan Agreement” referenced therein (the “Taxi I Loan Agreement”) that has the effect of amending, adding, supplementing or otherwise modifying any “Event of Default” or “Servicer Default” under any such agreement and, to the extent requested by the Agent, amend this Agreement, the Loan Agreement and any other applicable Loan Document to incorporate such amendments, additions, supplements and modifications to the such Agreement into this Agreement or the Loan Agreement, as applicable.

IN WITNESS WHEREOF, each party has caused this Servicing Agreement to be executed in its name by its duly authorized officer, as of the day and year first above written.

MEDALLION FUNDING CORP., as Servicer

By:	/s/ Brian S. O’Leary
Name:	Brian S. O’Leary
Title:	Chief Operating Officer

By:	/s/ Michael Kowalsky
Name:	Michael Kowalsky
Title:	President

TAXI MEDALLION LOAN TRUST III, as Borrower

By:	/s/ Alvin Murstein
Name:	Alvin Murstein
Title:	Vice President

By:	/s/ Andrew Murstein
Name:	Andrew Murstein
Title:	President

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, as Agent

By:	/s/ Sandeep Srinath
Name:	Sandeep Srinath
Title:	Vice President

By:	/s/ Jayan Krishnan
Name:	Jayan Krishnan
Title:	Assistant Vice President

Signature Page to Servicing Agreement